Exhibit 3.20

ARTICLES OF INCORPORATION
For use by Domestic Profit Corporation

(Please read instructions and Paperwork Reduction Act notice on last page)

Pursuant to the provisions of Act 284, Public Acts of 1972, as amended, the undersigned corporation executes the following Articles:

Article I.                                               The name of the corporation is Miller Oil Corporation.

Article II.                                           The purpose or purposes for which the corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the Business Corporation Act of Michigan.

Article III.                                       The total authorized capital stock is:

Common Shares 50,000                                                                      Par Value Per Share $1.00

Each share of stock has equal voting rights on all matters properly coming before the stockholders under the laws of the State of Michigan, and no share has special rights or different qualifications.

Article IV.

1.                                    The address of the registered office is:  3104 Logan Valley Road, Traverse City, Michigan 49685-0348.

2.                                    The mailing address of the registered office if different than above:  P.O. Box 348, Traverse City, Michigan  49685-0348.

3.                                    The name of the resident agent at the registered office is:  Kelly Eugene Miller.

Article V.                                           The name(s) and address(es) of the incorporator(s) is (are) as follows:  William H. Heritage, Jr., 500 Frey Bldg., Grand Rapids, MI  49503.

Article VI.                                       (Optional.  Delete if not applicable)  When a compromise or arrangement or a plan of reorganization of this corporation is proposed between this corporation and its creditors or any class of them or between this corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of this corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the corporation, may order a meeting of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs.  If a majority in number representing ¾ in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement or a reorganization of this corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders,  and also on this corporation.

Article VII.                                   (Optional.  Delete if not applicable)  Any action required or permitted by the Act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted.

Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who have not consented in writing.

Use space below for additional Articles or for continuation of previous Articles.  Please identify any Article being continued or added.  Attach additional pages if needed.

I (We), the incorporator(s) sign my (our) name(s) this 26th day of June, 1985.

/s/ William H. Heritage, Jr.
William H. Heritage, Jr.

Document will be returned to name and mailing address indicated in the box below.  Include name, street and number (or P.O. Box), city, state and ZIP code.

William H. Heritage, Jr.

Mika, Meyers, Beckett & Jones

500 Frey Bldg.

Grand Rapids, MI  49503

Name of person or organization remitting fees:  Mika, Meyers, Beckett & Jones

Preparer’s name and business telephone number:  William H. Heritage, Jr. (616) 459-3200